EXHIBIT 99.1

FOR IMMEDIATE RELEASE

ISSI ANNOUNCES SECOND QUARTER FISCAL YEAR 2003 RESULTS
Improved Financial Performance

     Santa Clara, Calif.—April 24, 2003—Integrated Silicon Solution, Inc. (Nasdaq: ISSI) today reported financial results for the second fiscal quarter ended March 31, 2003.

     Revenues in the second quarter of fiscal 2003 were $22.3 million, compared with $16.6 million in the second quarter of the prior year and $21.0 million in the quarter ended December 31, 2002. The Company reported a net loss for the March 2003 quarter of ($7.0) million or ($0.25) per diluted share, compared with a net loss of ($12.7) million or ($0.46) per diluted share in the December 2002 quarter, and a net loss of ($10.6) million or ($0.39) per diluted share in the March 2002 quarter. The Company ended the March 31, 2003 quarter with cash and short term investments of $66.7 million.

     “Revenue in the recent March quarter shows a 34% growth over March 2002, and 6% over the recent December quarter,” said Jimmy Lee, ISSI’s Chairman and CEO. “We are hopeful that these trends will continue. The strongest market segment for ISSI is currently consumer electronics, a market segment that we targeted after the last up-cycle. Consumer electronics represented about 50% of our revenue in the March 2003 quarter, mostly in Asia.”

     During the March 2003 quarter, the Company took additional steps to cut expenses, including a reduction in force of 15% of the worldwide employee base. Operating expenses dropped from $10.5 million in the December 2002 quarter to $9.5 million in the March 2003 quarter.

     “We will continue to seek ways to reduce our operating expenses,” said Gary Fischer, ISSI’s President and COO. “Our expenses for the quarter ending in June 2002 totaled $12.2 million. The March 2003 quarter reflects a 22% reduction in expenses from June 2002, so we feel we are definitely making good progress.”

Company Information

ISSI is a technology leader in high performance memory semiconductors. The company designs, develops and markets memory products used in consumer electronics, networking, Internet infrastructure, telecommunications, wireless products, handheld devices, computer peripherals, and automotive electronics. ISSI’s products incorporate state-of-the-art circuit design and

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ISSI Release
April 24, 2003
Page Two

advanced process technology. The company’s high speed and low power SRAM, low to medium density DRAM, MCP (combining Flash and SRAM/PSRAM), family of EEPROMs, Parallel Search Processors (CAM), and BlueTooth™ wireless chipsets (in development), enable designers to meet the demanding connectivity, portability, and bandwidth requirements of today’s high tech products. ISSI is headquartered in Silicon Valley with worldwide offices in China, Europe, Hong Kong, Taiwan and Korea. Visit our web site at www.issi.com.

Safe Harbor Statement

     Certain statements in this news release, including statements regarding revenue growth trends continuing, strength in consumer electronics, continuing to reduce operating expenses and progress towards expense reduction may be considered forward-looking statements and are subject to risks and uncertainties. Actual results may differ materially from current expectations due to many factors, including adverse changes in market conditions, inability to effectively reduce or manage expenses, inability to add new products or diversify product lines, order cancellations, order rescheduling, decreasing demand, reduction in average selling prices for the Company’s products and a resultant decrease in the Company’s gross profit margin, product warranty claims, competition, inability to secure wafers or manufacturing capacity, the level and value of inventory held by OEM customers or the Company, or other factors. Further information that could affect the Company’s results is detailed in ISSI’s periodic filings with the Securities and Exchange Commission, including its Annual Report on Form 10K for the fiscal year ended September 30, 2002 and its most recent Quarterly Report on Form 10Q for the quarter ended December 31, 2002.

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Consolidated Statement of Operations and Consolidated Balance Sheets to follow.

CONTACTS Suzanne Weaver Investor Relations (408) 588-0800 ir@issi.com	Gary Fischer President & COO (408) 969-4612 ir@issi.com

Integrated Silicon Solution, Inc.
Condensed Consolidated Statements of Operations
(Unaudited)
(In thousands, except per share data)

	Three Months Ended		Six Months Ended
	March 31,		March 31,

	2003	2002	2003	2002

Net sales	$22,312	$16,638	$43,350	$31,729
Cost of sales	18,972	13,634	41,232	26,034

Gross profit	3,340	3,004	2,118	5,695

Operating expenses:
Research and development	6,134	7,161	12,939	13,799
Selling, general and administrative	3,398	4,303	7,056	7,968
In-process technology charge	—	4,689	—	4,689

Total operating expenses	9,532	16,153	19,995	26,456

Operating loss	(6,192)	(13,149)	(17,877)	(20,761)
Other income (expense), net	152	794	170	1,330
Gain on sale of other investments	—	—	—	35

Loss before income taxes, minority interest and equity in net loss of affiliated companies	(6,040)	(12,355)	(17,707)	(19,396)
Benefit for income taxes	—	(3,223)	—	(3,223)

Loss before minority interest and equity in net loss of affiliated companies	(6,040)	(9,132)	(17,707)	(16,173)
Minority interest in net loss of consolidated subsidiary	—	15	17	24
Equity in net loss of affiliated companies	(930)	(1,529)	(1,969)	(4,435)

Net loss	$(6,970)	$(10,646)	$(19,659)	$(20,584)

Basic and diluted net loss per share	$(0.25)	$(0.39)	$(0.71)	$(0.77)

Shares used in per share calculation	27,708	26,954	27,637	26,776

Integrated Silicon Solution, Inc.
Condensed Consolidated Balance Sheets
(In thousands)

	March 31,	September 30,
	2003	2002

	(unaudited)	(1)

ASSETS
Current assets:
Cash and cash equivalents	$13,518	$11,622
Short-term investments	53,200	67,200
Accounts receivable	9,578	8,391
Inventories	11,059	17,665
Other current assets	3,014	3,448

Total current assets	90,369	108,326
Property, equipment, and leasehold improvements, net	9,074	10,673
Other assets	63,364	65,677

Total assets	$162,807	$184,676

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$17,720	$21,776
Accrued compensation and benefits	3,188	3,394
Accrued expenses	5,306	3,830
Current portion of long-term obligations	74	158

Total current liabilities	26,288	29,158
Minority interest	78	95
Stockholders’ equity:
Common stock	3	3
Additional paid-in capital	231,675	231,032
Accumulated deficit	(88,910)	(69,251)
Unearned compensation	(689)	(778)
Accumulated comprehensive loss	(5,638)	(5,583)

Total stockholders’ equity	136,441	155,423

Total liabilities and stockholders’ equity	$162,807	$184,676

(1)	Derived from audited financial statements.